PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 4, 2000)


                                1,639,344 SHARES
                           AXYS PHARMACEUTICALS, INC.
                                  COMMON STOCK


        We are offering 1,639,344 shares of our common stock directly to Acqua Wellington North American Equities Fund, Ltd., which we refer to as "Acqua Wellington," pursuant to this prospectus supplement at a price of $6.10 per share. We will receive gross proceeds of $10.0 million before deducting our expenses of the offering.

        We will enter into a common stock purchase agreement with Acqua Wellington pursuant to which we will issue and sell the shares of common stock being sold under this prospectus supplement. In addition, we may issue and sell to Acqua Wellington, from time to time and at our sole discretion, shares of our common stock in an aggregate amount of up to $50,000,000, including the shares of common stock being sold under this prospectus supplement, at a price per share equal to the daily volume weighted average price of our common stock over a certain period of time, less a discount ranging from 4.5% to 6.0% depending on the price of our common stock.

        Our common stock is quoted on the Nasdaq National Market under the symbol "AXPH." On July 19, 2000, the last reported sale price for our common stock was $6.28125 per share.


        INVESTING IN OUR COMMON STOCK INVOLVES RISKS, WHICH WE DESCRIBE IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 5 OF THE PROSPECTUS THAT IS ALSO PART OF THIS DOCUMENT.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



              The date of this prospectus supplement July 21, 2000.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT



                                                                                                     PAGE
                                                                                                     ----
About This Prospectus Supplement..................................................................    ii
Incorporation by Reference........................................................................    ii
Summary...........................................................................................    S-1
The Offering .....................................................................................    S-3
Risk Factors......................................................................................    S-4
Use of Proceeds...................................................................................    S-6
Price Range of Our Common Stock...................................................................    S-6
Capitalization....................................................................................    S-7
Dilution..........................................................................................    S-8
Selected Historical Financial Information.........................................................    S-8
Description of Capital Stock .....................................................................    S-9
Certain Federal Income Tax Consequences ..........................................................    S-12
Plan of Distribution..............................................................................    S-15
Legal Matters.....................................................................................    S-17
Experts...........................................................................................    S-17


                                   PROSPECTUS


                                                                                                     PAGE
                                                                                                     ----
About Axys........................................................................................     4
The Offering......................................................................................     4
Risk Factors......................................................................................     5
Forward-Looking Statements........................................................................    11
Where You Can Find More Information About Axys and this Offering..................................    12
Use of Proceeds...................................................................................    13
Plan of Distribution..............................................................................    13
Legal Matters.....................................................................................    14
Experts...........................................................................................    14


                                ---------------

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus that is also a part of this document. We have not authorized anyone to provide you with different information. We are not making an offer to sell the securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of these documents.

                        ABOUT THIS PROSPECTUS SUPPLEMENT


        This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $50,000,000, of which this offering is a part. In this prospectus supplement, we provide you with a general description of the shares of our common stock which we will offer under this prospectus supplement. Both this prospectus supplement and the prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the prospectus as well as additional information described under "Incorporation by Reference" immediately below before investing in our senior convertible notes and warrants.

                           INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents listed below and the information we indicate under "Where You Can Find More Information About Axys and This Offering" on page 12 of the prospectus:

        1. Our quarterly report on Form 10-Q for the quarter ended March 31, 2000 filed with the Commission on May 12, 2000.

        2. Our Current Report on Form 8-K filed with the Commission on May 15, 2000.

        We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                           Axys Pharmaceuticals, Inc.
                          Attention: Investor Relations
                  180 Kimball Way South San Francisco, CA 94080
                                 (650) 829-1000

        The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                     SUMMARY


        This section contains a general summary of the information contained in this prospectus supplement. It may not include all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference before making an investment decision.

                                   THE COMPANY

        We are an early stage biopharmaceutical company focused on the discovery, development and commercialization of therapeutic small molecules. We focus our own resources on discovering and developing therapeutics for the treatment of various types of cancer and we collaborate with large pharmaceutical companies in discovering therapeutics for chronic diseases for which there are large markets.

        We are incorporated in Delaware. The address of our executive offices is 180 Kimball Way, South San Francisco, CA 94080. Our telephone number is 650-829-1000. You may visit us at our World Wide Web address at http://www.axyspharm.com. Information contained on our World Wide Web site is not part of this prospectus supplement or the accompanying prospectus. In this prospectus supplement, "Axys," "we," "us," and "our" refer to Axys Pharmaceuticals, Inc. unless the context requires otherwise.

                               RECENT DEVELOPMENTS

        In February 2000, we completed a private placement in which we sold an aggregate 3.5 million newly issued shares of our common stock to selected institutional and other accredited investors for a total purchase price of $31.5 million.

        In March 2000, we entered into a collaboration agreement with a privately held biotechnology company located in San Diego, CA, to discover and develop anti-cancer compounds that induce apoptosis (programmed cell death). Under the terms of the collaboration agreement, each company will fund its own research as part of the collaboration. We will provide the privately held company with up to approximately 700,000 compounds for screening over an estimated 18-month period and we will provide preclinical and clinical development for any leads. We also made a $1.5 million equity investment in the company for a minority ownership interest. Subsequent to making such investment, the privately held company merged with a publicly traded company.

        In April 2000, we closed a definitive merger agreement to combine our subsidiary Axys Advanced Technologies, Inc., or AAT, with Discovery Partners International, Inc., or DPI, a privately held company. Under the agreement, AAT merged with a subsidiary of DPI and we received as consideration 7,425,000 shares of common stock of DPI (which represents a 43% minority ownership position), $50,000 in cash, $550,000 in a form of note receivable and a warrant to purchase 200,000 additional shares of DPI at $8 per share. On May 9, 2000, Discovery Partners International, Inc. filed a registration statement on Form S-1 in connection with a proposed initial public offering of its common stock.

        In May 2000, one of our collaboration partners, Bayer AG, decided to discontinue development of the compound known as BAY 44-3428 for asthma. Bayer AG had previously selected BAY 44-3428 for development as an oral treatment for asthma based on the demonstrated in vivo efficacy of the compound in primate studies. Bayer AG's decision to discontinue development was based on its view that the toxicological properties of the compound precluded advancement into clinical development. Based on toxicological studies of a tryptase inhibitor compound from a chemical class that is different from BAY 44-3428, we believe that the toxicological properties of BAY 44-3428 are not related to tryptase inhibition.

                                  THE OFFERING



ISSUER........................................     Axys Pharmaceutical Inc., a
                                                   Delaware corporation

COMMON STOCK OFFERED..........................     1,639,344 shares

PRICE PER SHARE...............................     $6.10

COMMON STOCK OUTSTANDING AFTER
    THIS OFFERING.............................     36,936,308 shares

USE OF PROCEEDS...............................     We will use the net proceeds
                                                   of this offering for
                                                   operating costs, capital
                                                   expenditures and working
                                                   capital needs and other
                                                   general corporate purposes

RIGHTS OF HOLDERS OF COMMON STOCK.............     Holders of our common stock
                                                   are entitled to one vote on
                                                   all matters submitted to our
                                                   stockholders. Holders of our
                                                   common stock will also
                                                   receive a dividend of one
                                                   preferred share purchase
                                                   right which entitles such
                                                   holder to purchase .01 shares
                                                   of our Series A Junior
                                                   Participating Preferred
                                                   Stock. See "Description of
                                                   Capital Stock" on page S-9 of
                                                   this Prospectus Supplement

NASDAQ NATIONAL MARKET SYMBOL.................     AXPH


                                  RISK FACTORS

        See the "Risk Factors" section of this prospectus supplement beginning on page S-4 and of the accompanying prospectus beginning on page 5 for a description of risks you should carefully consider before investing in the units.

                              FINANCIAL INFORMATION

        In the accompanying prospectus, we have incorporated by reference our Annual Report on Form 10-K for the year ended December 31, 1999, which contains our consolidated financial statements, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and our unaudited consolidated financial statements.

                                  RISK FACTORS


        Before investing in the common stock, you should carefully consider the risk factors described below and in the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the prospectus. The prospectus includes important risk factors relating to our business beginning on page 5.

             FACTORS RELATING TO THIS OFFERING AND OUR COMMON STOCK

We anticipate that we will have negative cash flow for the foreseeable future.

        The development of our pharmaceutical products require significant research and development expenditures before we can sell them. We have not generated any pharmaceuticals sales revenue to date and do not expect any of our products to be commercially available for a number of years. We have generated negative cash flow from operating activities since our incorporation in 1989 and expect to generate negative cash flow for the foreseeable future. We can not assure you that we will be able to create enough pharmaceuticals sales revenue to generate positive cash flow from our core operations.

        If we cannot generate revenues, achieve and sustain profitability or generate positive cash flow from operating activities in the future, we will not be able to meet our working capital requirements, and the value of our common stock, as a result, would be materially reduced.

We expect to incur significant operating losses for the foreseeable future.

        Our anticipated cash flow from operations for the year 2000 will be insufficient to cover our operating expenses. The process of developing our products will require significant additional research and development, preclinical testing and clinical trials, as well as regulatory approval. These activities, together with our general and administrative expenses are expected to result in significant operating losses for the foreseeable future.

The holders of our common stock will experience substantial dilution upon issuance of our common stock.

        The purchasers of our common stock will experience substantial dilution in net book value of assets per share. As of March 31, 2000, the net book value of assets per share was $1.13. On a pro forma basis giving effect to this offering, assuming sale of all shares of common stock are sold, the net book value of assets per share would have been $1.36, representing an immediate dilution of $4.74 per share compared to the offering price of $6.10 per share. To the extent outstanding warrants and options to purchase our common stock are exercised, there will be further dilution. In addition, to the extent the Company issues additional equity securities to fund future capital expenditures and working capital needs, investors participating in this offering may experience further dilution. See "Dilution" on page S-8.

Cash Dividends Unlikely.

        We have never made cash dividend payments on shares of our common stock and do not anticipate paying dividends on our common stock for the foreseeable future. As a result, it is unlikely that you will receive a return on your shares through the payment of cash dividends.

Future Sales Of Our Common Stock Could Adversely Affect Its Market Price.

        After the offering, 36,936,308 shares of our common stock will be outstanding. At that time, we will also have (a) outstanding options to purchase 3,439,365 shares of our common stock with a weighted-average exercise price of $5.46 per share, and (b) the ability to grant options to purchase an additional 2,065,851 shares of our common stock under our stock option and purchase plans. In addition, we have outstanding warrants to purchase 557,127 shares of our common stock at an exercise price of $12.04 per share. We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

 The price of our common stock is volatile.

        Historically, the market price for securities of companies in the pharmaceutical industry has been highly volatile. Future announcements concerning our business or the business of our competitors and collaboration partners, including results of preclinical and clinical studies, new commercial products or government regulations may have a significant impact on the market price of our common stock. The price of our common stock has been highly volatile in recent periods.

                                 USE OF PROCEEDS

        We anticipate our net proceeds from the sale of our common stock to be approximately $9.8 million after deducting estimated offering expenses. We expect to use the net proceeds of this offering for operating costs, capital expenditures and working capital needs, and other general corporate purposes.


                         PRICE RANGE OF OUR COMMON STOCK

        Our common stock has traded on the Nasdaq National Market under the symbol "AXPH" since our initial public offering in November 1993. The table below presents, for the calendar quarters indicated, the high and low per share closing prices of our common stock as reported on the Nasdaq National Market.


                                                               HIGH       LOW
                                                               ----       ---
         CALENDAR 1998

                 First Quarter .......................     $   10.75  $   7.66
                 Second Quarter ......................          8.75      6.50
                 Third Quarter .......................          7.75      3.38
                 Fourth Quarter ......................          7.06      3.69

         CALENDAR 1999

                 First Quarter .......................     $    8.13  $   3.75
                 Second Quarter ......................          4.50      3.00
                 Third Quarter .......................          4.97      3.56
                 Fourth Quarter ......................          4.96      2.69

         CALENDAR 2000

                 First Quarter .......................     $   20.06  $   4.19
                 Second Quarter ......................          8.38      3.94
                 Third Quarter (through July 19, 2000)          7.69      6.00

        On July 19, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $6.28125 per share. As of June 30, 2000, there were approximately 530 stockholders of record of our common stock.

                                 CAPITALIZATION


        The following table sets forth our actual capitalization as of March 31, 2000 and our capitalization as adjusted to give effect to this offering. You should read this table in conjunction with our consolidated financial statements and accompanying notes which we incorporate herein by reference. See "Where You Can Find More Information" in the accompanying prospectus.


                                                          Actual     As Adjusted
                                                        ---------    -----------
Capital lease and debt obligations,
  net of current portion ...........................    $      42     $      42
Stockholders' Equity:
  Preferred Stock ..................................           --            --
  Common Stock, par value $.001 per share,
    50,000,000 shares authorized; 35,124,144 shares
    outstanding on an Actual basis and 36,763,488
    shares outstanding on an As Adjusted basis .....      325,601       335,601
  Accumulated other comprehensive loss .............          (71)          (71)
  Accumulated deficit ..............................     (285,703)     (285,703)
                                                        ---------     ---------
    Total stockholders' equity                             39,827        49,827
                                                        ---------     ---------
Total Capitalization ...............................    $  39,869     $  49,869
                                                        =========     =========

                                    DILUTION


        The net tangible book value of our common stock as of March 31, 2000 was approximately $39.8 million or $1.13 per share. Net tangible book value per share represents the amount of total actual tangible assets less total actual tangible liabilities, divided by shares of our common stock outstanding.

        Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale by us of 1,639,344 shares of our common stock in this offering at a public offering price of $6.10 per share, our pro forma net tangible book value as of March 31, 2000 would have been $49.83 million or $1.36 per share of our common stock. This represents an immediate increase in net tangible book value of $0.23 per share to our existing stockholders and an immediate dilution of net tangible book value of $4.74 per share to purchasers of our common stock in this offering, as illustrated in the following table:


Public Offering Price Per Share .................................                        $6.10
Actual net tangible book value per share
    before this offering ........................................          $   1.13
Increase per share of common stock attributable
    to this offering ............................................              0.23
Pro forma net tangible book value per share
    of our common stock after this offering .....................                         1.36
Net tangible book value dilution per share ......................                         4.74

                    SELECTED HISTORICAL FINANCIAL INFORMATION

        In the accompanying prospectus, we have incorporated by reference our Annual Report on Form 10-K for the year ended December 31, 1999, which contains our consolidated financial statements, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and our unaudited consolidated financial statements.

                          DESCRIPTION OF CAPITAL STOCK


        Set forth below is certain information concerning our capital stock.

GENERAL

        Our authorized capital stock is:

        -       50,000,000 shares of common stock, par value $.001 per share;
                and

        - 10,000,000 shares of preferred stock, par value $.001 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock.

        As of June 30, 2000, 35,284,604 shares of common stock were issued and outstanding, no shares of Series A Junior Participating Preferred Stock were issued and outstanding, 3,439,365 shares of common stock were reserved for issuance upon the exercise of outstanding options and 557,127 shares of common stock were reserved for issuance upon the exercise of outstanding warrants.

        Our shares of common stock currently outstanding are traded on the Nasdaq National Market under the symbol "AXPH." All shares of common stock issued in the offering will be duly authorized, fully paid and nonassessable.

COMMON STOCK

        Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. Subject to the preferential rights of any outstanding series of preferred stock and to any restrictions on the payment of dividends imposed under the terms of our indebtedness, the holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefor. We may not declare or pay dividends or distribution on any share of our common stock, unless immediately after we declare a dividend or distribution on the common stock, we declare a dividend or distribution on any outstanding Series A Junior Participating Preferred Stock. Holders of our common stock are entitled, after payment of all prior claims, to receive pro rata all of our assets upon liquidation. Holders of our common stock have no preemptive rights.

PREFERRED STOCK

        Our Board of Directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions of the series, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, number of shares constituting the series and the designation of such series. Our Board of Directors may, without stockholder approval, issue additional preferred stock of existing or new series with voting and other rights that could adversely affect the voting powers of the holders of our common stock and could have anti-takeover effects.

RIGHTS AGREEMENT

        On October 8, 1998, our Board of Directors declared a dividend of one preferred share purchase right, which we refer to as a "Right," on each share of our common stock outstanding at the close of business on October 28, 1998 and further authorized and directed the issuance of one Right with respect to each share of our common stock that becomes outstanding after October 28, 1998. The Rights are governed by a rights agreement, which we refer to as the "Rights Agreement," dated as of October 28, 1998, by and between us and ChaseMellon Shareholder Services, L.L.C., as rights agent. Each Right entitles its holder to purchase .01 shares of our Series A Junior Participating Preferred Stock, par value $.001 per share, which we refer to as the "Series A Preferred Stock," at a purchase price of $35 per share, subject to adjustment. Each holder of a Right may exercise such Right upon the earlier of:

        - the first date that we or any person makes a public announcement that such person is a beneficial owner of 15% or more of our common stock then outstanding, which we refer to as an "Acquiring Person," or

        - the tenth business day after the date of commencement by any person (other than us or any of our subsidiaries, our employee benefit plan or the employee benefit plan of our subsidiaries or an entity holding shares of our common stock for or pursuant to such employee benefit plans) of, or the first public announce of the intention of any person to commence a tender or exchange offer, the consummation of which would result in any person becoming an Acquiring Person, the earlier of such dates being herein referred to as, the "Distribution Date."

From and after any time any person becomes an Acquiring Person, any Rights beneficially owned by such Acquiring Person, or an associate, affiliate or transferee of such Acquiring Person, shall become null and void without any further action on our part.

        Each holder of a Right shall have the right, for a period of 60 days after the later date that any person becomes an Acquiring Person or a registration statement with respect to the Rights and the securities purchasable upon the exercise of the Rights is declared effective, to receive upon exercise of such holder's Right shares of our common stock in lieu of our Series A Preferred Stock. In the event any holder of Rights elects to receive shares of our common stock in lieu of Series A Preferred Stock, we may, if our Board of Directors determines that such action is necessary and appropriate, pay cash, property, shares of our common stock other securities or any combination thereof upon the exercise of such holder's Right in lieu of issuing shares of our common stock.

        The holders of Rights shall have no voting rights and shall not be entitled to vote upon any matter submitted to our stockholders at any meeting thereof, to give or withhold consent to any of our corporate actions, to receive notice of meetings or other actions affecting stockholders, or be entitled to receive dividends or subscription rights, and the holders of Rights shall not be deemed for any purpose the holder of our Series A Preferred Stock or any of our other securities which may at any time be issuable upon the exercise of such holder's Rights, until such holder exercises such holder's Rights pursuant to the Rights Agreement.

        We may redeem the Rights, at any time, prior to the earlier date that any person becomes an Acquiring Person or the date that the Rights expire at a redemption price of $.01 per Right, subject to adjustment. We may, at our option, issue shares of our common stock in lieu of redeeming the Rights for cash.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

        Each holder of Series A Preferred Stock is entitled to 100 votes for each share of Series A Preferred Stock owned of record on all matters submitted to a vote of our stockholders. Holders of our Series A Preferred Stock and holders of shares of common stock and any of our other capital stock vote together as one class on all matters submitted to a vote of our stockholders.


        Subject to the rights of holders of any shares of any preferred stock ranking prior and superior to the Series A Preferred Stock, the holders of Series A Preferred Stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor payable quarterly in an amount equal to the greater of (a) $1.00 or (b) 100 times the aggregate amount of all cash dividends and non-cash dividends declared on shares of common stock since the preceding dividend payment date. In the event any dividends on the Series A Preferred Stock are in arrears, thereafter, and until all accrued and unpaid dividends and distributions, whether declared or not, on shares of Series A Preferred Stock, we may not, subject to certain exceptions, (a) declare or pay dividends or make other distributions on shares of common stock ranking junior or on a parity with the Series A Preferred Stock (except dividends paid ratably on the Series A Preferred Stock and such parity stock) or (b) redeem or otherwise acquire shares of any stock ranking junior or on a parity with the Series A Preferred Stock.

        Upon our liquidation, dissolution or winding-up, holders of our Series A Preferred Stock are entitled to receive $100 per share of Series A Preferred Stock plus accrued and unpaid dividends to the date of such liquidation, dissolution or winding-up before any distribution is made to (a) holders of shares of any stock ranking junior to the Series A Preferred Stock or (b) holders of any stock on parity with the Series A Preferred Stock (except distributions made ratably on the Series A Preferred Stock and such parity stock).

        The Series A Preferred Stock ranks, with respect to the payments of dividends and the distribution of assets, junior to all series of any other class of our preferred stock. Holders of shares of Series A Preferred Stock have no preemptive rights.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent provided by applicable law.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS


        The following summary describes the material United States federal income and estate tax consequences that may be relevant to the purchase, ownership and disposition of common stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change. EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

GAIN ON DISPOSITION OF COMMON STOCK

        A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless:

(a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States,

(b) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

(c) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

        An individual Non-U.S. Holder described in clause (a) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (b) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (a) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty. We are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

DIVIDENDS

        Dividends, if any, paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to the withholding tax, but instead are subject to United Sates federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under such effectively connected income exemption. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, by subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.


        Under current law, we will presume dividends paid to an address outside the United States to be paid to a resident of such country, unless we have knowledge to the contrary, for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under new United States Treasury regulations, which we refer to as the "Final Regulations," a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate, and avoid back-up withholding as discussed below, for dividends paid after December 31, 2000, will be required to satisfy applicable certification and other requirements.

        A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service, which we refer to as the "IRS."

FEDERAL ESTATE TAX

        Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

        We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States, unless the payer has knowledge that the payee is a U.S. person. Under the Final Regulations, however, a Non-U.S. Holder will be subject to back-up withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of common stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation , or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States or for taxable years beginning after December 31, 2000, a foreign partnership, in which one or more U.S. persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (a) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (b) the beneficial owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

        We are offering an aggregate of 1,639,344 shares of our common stock directly to Acqua Wellington North American Equities Fund, Ltd., which we refer to as "Acqua Wellington," pursuant to this prospectus supplement. The shares of common stock will be purchased under a common stock purchase agreement at a purchase price of $6.10 per share.

        Pursuant to the common stock purchase agreement, and in addition to this offering of common stock, we may, from time to time and at our sole discretion, present Acqua Wellington with draw down requests to sell additional shares of our common stock in an amount up to $4 million, $6 million, $8 million or $10 million depending on the threshold price per share of our common stock established by us and set forth in such draw down request, or such other amount mutually agreed upon by the parties. We will issue and sell the additional shares of our common stock at the threshold price of our common stock, which will be calculated based upon the daily volume weighted average price of our common stock over a certain period of time after we issue a draw down request, less a discount ranging from 4.5% to 6.0%. The discount will be calculated based on the threshold price of our common stock established by us for that draw down period.

        Acqua Wellington will be required to purchase a pro rata portion of up to $4 million, $6 million, $8 million or $10 million worth of our common stock, as applicable, on each day during the draw down period on which the daily volume weighted average price of our common stock exceeds the threshold price we set for our common stock for that draw down period. We may present Acqua Wellington with up to 12 draw down requests during the term of the common stock purchase agreement. The aggregate amount of shares of our common stock required to be purchased by Acqua Wellington pursuant to the common stock purchase agreement will not exceed $50 million, including the shares of common stock being purchased under this prospectus supplement and any shares of common stock purchased pursuant to the call options, if any, granted by us to Acqua Wellington, as described below.

        In addition, from time to time, and at our sole discretion, we may grant Acqua Wellington a call option during any draw down period to purchase shares of our common stock in an amount worth up to the applicable draw down amount being sold by us in such draw down period. We will issue and sell the shares of our common stock subject to the call option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Acqua Wellington notifies us of its election to exercise its call option or the threshold price of our common stock, less a discount ranging from 4.5% to 6.0%. The aggregate amount of shares of our common stock that Acqua Wellington may purchase pursuant to all call options will not exceed $40 million, including shares of common stock sold by us pursuant to any draw down requests.

        Acqua Wellington and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

-       in the Nasdaq National Market;

-       in the over-the-counter market; or

-       in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

        Acqua Wellington may also sell its shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

        The transactions in the shares may be effected by one or more of the following methods:

- ordinary brokerage transactions and transactions in which the broker solicits purchasers;

- purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer,

- block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

- negotiated transactions between selling stockholders and purchasers without a broker or dealer.

        It is anticipated that Acqua Wellington will be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with its sale of the shares of our common stock purchased under the common stock purchase agreement with us. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        During the time Acqua Wellington may be engaged in distributing shares covered by this prospectus supplement or any other prospectus supplement, Acqua Wellington will comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

- may not engage in any stabilization activity in connection with our securities;

- must furnish each broker which offers shares of our common stock covered by this prospectus supplement with the number of copies of this prospectus supplement which are required by each broker, and

- may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

        In the common stock purchase agreement with Acqua Wellington, we will agree to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact contained in any prospectus or prospectus supplement, unless made or omitted in reliance upon written information provided to us by Acqua Wellington.


        We will bear the expenses incident to the registration of the shares of our common stock. These expenses are estimated to be $200,000.

                                  LEGAL MATTERS

        The validity of the securities offered hereby is being passed upon by Latham & Watkins, New York, New York. Alan C. Mendelson, a partner at Latham & Watkins, is a director of Axys and also owns 18,329 shares of Axys's common stock and has options to purchase an additional 35,000 shares of Axys's common stock.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                           AXYS PHARMACEUTICALS, INC.

                  $50,000,000 Aggregate Amount of Common Stock

               This prospectus will allow us to issue shares of our common stock over time. This means:

               - we may issue shares offered in this prospectus from time to time;

               - we will provide a prospectus supplement each time we issue shares of our common stock;

               - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document; and

               - you should read this document and any prospectus supplement carefully before you invest.

               Axys' common stock is traded on the Nasdaq National Market under the symbol "AXPH". On April 20, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $6.25 per share.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS
     PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                   The date of this prospectus is May 4, 2000

                                TABLE OF CONTENTS

                                                                                            PAGE

ABOUT AXYS....................................................................................4
THE OFFERING..................................................................................4
RISK FACTORS..................................................................................5
FORWARD-LOOKING STATEMENTS....................................................................11
WHERE YOU CAN FIND MORE INFORMATION ABOUT AXYS AND THIS OFFERING..............................12
USE OF PROCEEDS...............................................................................13
PLAN OF DISTRIBUTION..........................................................................13
LEGAL MATTERS.................................................................................14
EXPERTS.......................................................................................14

YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION OR TO MAKE ANY DIFFERENT REPRESENTATIONS IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE AFTER THE DATE OF THIS PROSPECTUS.

                                 ABOUT AXYS

        Axys is a leader in the integration of life science technologies with a focus on small molecule drug discovery. We seek to build shareholder value through

         - the discovery and development of our own drugs for the treatment of cancer;

         - a broad and diversified pipeline of drug discovery and development programs for chronic diseases partnered with world-class pharmaceutical companies; and

         - the spin-out of affiliated businesses in combinatorial chemistry, pharmacogenomics and agricultural biotechnology that utilize the company's technologies. Our affiliated businesses are intended to provide capital for Axys' drug discovery and development programs. Our subsidiary PPGX, INC. manages our pharmacogenomics business. Our affiliate AKKADIX CORPORATION runs the agricultural biotechnology business. Our subsidiary AXYS ADVANCED TECHNOLOGIES, INC. has conducted our combinatorial chemistry business. On April 12, 2000 we announced the execution of a definitive agreement with Discovery Partners International, Inc. to merge Axys Advanced Technologies, Inc. with a subsidiary of Discovery Partners International, Inc. Upon consummation of the merger, Axys will receive shares in Discovery Partners International, Inc. in exchange for its shares of Axys Advanced Technologies, Inc. and will become a minority shareholder of Discovery Partners International, Inc.

        In recent years, the advent of new drug discovery technologies, including functional genomics, bioinformatics, computational sciences, structure-based drug design, combinatorial chemistry, high throughput screening and pharmacogenomics, has offered great potential for streamlining the lengthy and expensive process of drug discovery. Axys has assembled a premier platform for drug discovery by combining and integrating these new technologies with the traditional pharmaceutical sciences, including medicinal chemistry and pharmacology. We are using these integrated technologies to identify more quickly and efficiently both novel molecular targets associated with disease and small molecule compounds, which are important for oral delivery, that can be used as drugs against these targets.

        We are a Delaware corporation. Our executive offices are located at 180 Kimball Way, South San Francisco, CA 94080 and our telephone number is (650) 829-1000. Our World Wide Web address is http://www.axyspharm.com. Information contained on our World Wide Web site should not be considered to be part of this prospectus. In this prospectus, "Axys", "we", "us", and "our" refer to Axys Pharmaceuticals, Inc. unless the context requires otherwise.


                                  THE OFFERING

Common stock offered in this prospectus............      $50,000,000 in
                                                         aggregate amount

Common stock outstanding...........................      35,257,714 shares

Use of proceeds....................................      For operating costs,
                                                         capital expenditures
                                                         and working capital
                                                         needs and other general
                                                         corporate purposes

Nasdaq National Market symbol......................      AXPH

The number of shares of common stock outstanding is based on the number of shares outstanding as of April 20, 2000, and excludes:

         - 3,367,594 shares subject to options outstanding as of April 20, 2000, at a weighted average exercise price of $5.23 per share;

         - 818,238 additional shares that we could issue under our stock option plans;

         - 488,094 additional shares that we could issue under our employee stock purchase plan; and

         - 557,127 shares subject to warrants outstanding as of April 20, 2000, at a weighted average exercise price of $12.04; and

         - shares which may be issued pursuant to the Company's shelf registration filed on April 28, 2000 with respect to the issuance of debt securities. Warrants and common stock in an aggregate offering amount of up to $35,000,000.

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK OFFERED PURSUANT TO THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. OUR COMMON STOCK SHOULD NOT BE PURCHASED IF YOU CANNOT AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING OR OTHERWISE ACQUIRING OUR COMMON STOCK.

IF WE FAIL TO DISCOVER OR DEVELOP OR ARE DELAYED IN THE DEVELOPMENT OF PHARMACEUTICALS, OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

    All of our potential pharmaceutical products are in various stages of research and development and will require significant additional research and development efforts before we can sell them. These efforts include extensive preclinical and clinical testing and lengthy regulatory review and approval by the FDA. The development of our new pharmaceutical products is highly uncertain and subject to a number of significant risks. We do not expect any of our pharmaceuticals to be commercially available for a number of years. Pharmaceuticals that appear to be promising at early stages of development may not reach the market for a number of reasons, including the following:

- We or our collaborators may not successfully complete any research and development efforts;

- Any pharmaceuticals we develop may be found to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;

- We may fail to obtain required regulatory approvals for any products we develop;

- We may be unable to manufacture enough of any potential products at an acceptable cost and with appropriate quality;

-  Our products may not be competitive with other existing or future products;
   and

- Proprietary rights of third parties may prevent us from commercializing our products.

IF WE FAIL TO OBTAIN ADDITIONAL FINANCING TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO COMPLETE OUR PRODUCT DEVELOPMENT EFFORTS.

    The development of our potential drugs will require substantially more money than we currently have. That means we will have to obtain commitments for substantial funds in order to conduct the costly and time-consuming research and preclinical and clinical testing activities necessary to develop our drugs. We cannot be certain that any financing will be available when needed. If we fail to secure additional financing, as we need it, we will have to delay or terminate our drug development programs.

    We plan to be able to meet some of our needs for money through the sale of our interests in our affiliated businesses and we are actively pursuing several alternatives. However, those businesses are still in relatively early stages of development. We cannot be certain that these businesses will prove to be financially successful or that we will be able to sell our interest in these businesses for a substantial amount of money or at all.

    Even if we are successful in obtaining financing from sale of our interests in these affiliated businesses, we believe we will still need to pursue other financing opportunities to fund our research and development. Our future financing needs will depend on many factors, including the following:

- scientific progress in the research and development of drug development programs;

-  the size and complexity of these programs;

-  the timing, range and results of preclinical studies and clinical trials;

-  our ability to establish new and maintain existing collaborations;

-  our ability to achieve any milestones under such collaborations; and

- the time and costs involved in getting regulatory approvals or in filing, enforcing or prosecuting patents.

    In February, 2000, we entered into definitive purchase agreements for the sale of an aggregate 3.5 million newly issued shares of Axys Pharmaceuticals, Inc. common stock to selected institutional and other accredited investors for $31.5 million in gross proceeds. We intend to use net proceeds from this private placement for working capital and other general corporate purposes.

    We expect that existing cash and investments, revenues from existing collaborations, and the net proceeds from our recently completed private placement, together with debt financing which we believe is available to us, will enable us to maintain current and planned operations for 18-24 months. We continue to actively pursue a variety of financing alternatives.

    The drug development process is expensive and we are at an early stage of development. Therefore, we expect that we will need to continue to raise money for a number of years until we achieve substantial product or royalty revenues, if ever. We expect that we will seek additional funding through new collaborations, the extension of existing collaborations, through sale of our interests in our affiliated businesses, or through public or private equity or debt financings. We cannot be certain that additional funding will be available or that the terms will be acceptable. Existing stockholders will experience dilution of their investment if we raise additional funds by issuing equity. If adequate funds are not available, we may delay, reduce or eliminate any of our research or development programs. Furthermore, we may obtain funds through arrangements with collaborative partners or others that require us to give up rights to technologies or products that we would otherwise seek to develop or commercialize ourselves.

IF WE CONTINUE TO INCUR OPERATING LOSSES FOR LONGER THAN EXPECTED, WE MAY BE UNABLE TO CONTINUE OPERATIONS AND OUR STOCK PRICE MAY DECLINE.

    We may never achieve or sustain profitability. We have experienced significant operating losses since the company started. We have not generated any pharmaceutical product sales revenue. For the year ended December 31, 1999, we generated a net loss of approximately $48 million, and as of December 31, 1999, we had an accumulated deficit of approximately $277 million. We expect that we will continue to incur significant operating losses over at least the next several years as our research and development efforts and preclinical and clinical testing activities continue. Our future profitability depends on our ability to complete product development and obtain regulatory approval for our drug candidates. If we fail to become profitable or are unable to sustain profitability on a quarterly or annual basis, we may be unable to continue operations and our stock price may decline.

IF WE FAIL TO MAINTAIN OUR EXISTING COLLABORATIVE RELATIONSHIPS AND ENTER INTO NEW COLLABORATIVE RELATIONSHIPS, DEVELOPMENT OF OUR PRODUCTS COULD BE DELAYED OR WE MAY NEED TO OBTAIN OTHER SOURCES OF REVENUE.

    Our strategy for the development, clinical testing, manufacturing and commercialization of most of our pharmaceuticals has included entering into collaborations with corporate partners. We rely to a large extent on the activities of our collaborators with respect to the development and commercialization of our pharmaceuticals. All of our collaboration agreements may be canceled under certain circumstances. In addition, the amount and timing of resources to be devoted to research, development, eventual clinical trials and commercialization activities by our collaborators are not within our control. We cannot guarantee that our partners will perform their obligations as expected. If any of our collaborators terminate or elect to cancel their agreements or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization of pharmaceuticals may be delayed. For example, virtually all of our genomics collaborations have been cancelled or terminated over time. If in some cases we assume responsibilities for continuing unpartnered programs after cancellation of a collaboration, we may be required to devote additional resources to product development and commercialization or we may cancel certain development programs.

    A large portion of our revenues to date have resulted from these collaborations. The research funding phase of most of our collaborations will come to an end in the next few years unless continued or extended by agreement with our collaborators. If our collaborations are not extended or we do not enter into additional collaborative relationships, we will have to seek other sources of revenue, including additional financing and/or sell interests in our affiliated businesses. We cannot be certain that we will receive any additional revenue from these arrangements beyond the minimum contractual commitments of our partners.

    We have active pharmaceutical product research and development collaborations with several different partners, including Bayer, Merck and Aventis (formerly Rhone-Poulenc Rorer), and Signal Pharmaceuticals.

IF WE FAIL TO SATISFY FDA SAFETY AND EFFICACY REQUIREMENTS IN OUR CLINICAL TRIALS FOR ANY PHARMACEUTICAL, WE WILL BE UNABLE TO COMPLETE THE DEVELOPMENT AND COMMERCIALIZATION OF THAT PHARMACEUTICAL PRODUCT.

    Either we or our collaborators must show through preclinical studies and clinical trials that each of our pharmaceuticals is safe and effective in humans for each indication before obtaining regulatory clearance from the FDA for the commercial sale of that pharmaceutical. If we fail to adequately show the safety and effectiveness of a pharmaceutical, regulatory approval could be delayed or denied. The results from preclinical studies and early clinical trials are often different than the results that are obtained in large-scale testing. We cannot be certain that we will show sufficient safety and effectiveness in our clinical trials that would allow us to obtain the needed regulatory approval. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

    Any drug is likely to produce some level of toxicity or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for a long period of time. Unacceptable toxicities or side effects may occur in the course of toxicity studies or clinical trials. If we observe unacceptable toxicities or side effects, we, our collaborators or regulatory authorities may interrupt, limit, delay or halt the development of the drug. In addition, these unacceptable toxicities or side effects could prevent approval by the FDA or foreign regulatory authorities for any or all indications.

    We currently have one compound, APC 2059, in clinical trials for inflammatory bowel disease. We are performing clinical trials to determine the safety and effectiveness of APC 2059 for the treatment of inflammatory bowel disease. As these clinical trials are intended to establish proof-of-principle in humans, we cannot be certain that we will be able to complete the clinical trials successfully. Our collaboration partner Bayer is developing a compound from our collaboration with them for the treatment of asthma that would be taken as a pill. We cannot be certain that the clinical trials of this compound will be initiated or completed successfully. Finally, we cannot be certain that any other drug candidates which may enter clinical trials will successfully complete those trials or that we or our collaborators will be able to show the safety and effectiveness of these drug candidates.

IF WE FAIL TO OBTAIN REGULATORY APPROVALS TO COMMERCIALLY MANUFACTURE OR SELL ANY OF OUR PHARMACEUTICALS, OR IF APPROVAL IS DELAYED, WE WILL BE UNABLE TO GENERATE REVENUE FROM THE SALE OF OUR PRODUCTS.

    We must obtain regulatory approval before marketing or selling our future drug products. In the United States, we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to foreign government regulation. The process of obtaining FDA and other required regulatory approvals can vary a great deal based upon the type, complexity and novelty of the products involved. Delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of clinical trials and FDA regulatory review. Similar delays also may be encountered in foreign countries.

    None of our drug candidates has received regulatory approval. If we fail to obtain this approval, we will be unable to commercially manufacture and sell our drug products. We have several drugs in various stages of preclinical and clinical development. These products are not expected to be available for several more years. Because of the risks and uncertainties involved in development of drug products, our drug candidates could take significantly longer to gain approval than we expect or may never gain approval. If regulatory approval is delayed, our management's credibility, the value of our company and our operating results could be adversely affected. Even if regulatory approval of a product is granted, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the successful promotion of those products.

    Even if we obtain regulatory approval, we may be required to continue clinical studies even after we have started selling a pharmaceutical. In addition, identification of certain side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials and changes in labeling of the product. This could delay or prevent us from generating revenues from the sale of that drug or cause our revenues to decline.

    If regulatory approval is obtained, we will also be subject to ongoing existing and future FDA regulations and guidelines and continued regulatory review. In particular, we or any third party that we use to manufacturer the drug or our collaborators will be required to adhere to regulations setting forth current good manufacturing practices. The regulations require that we manufacture our products and maintain our records in a particular way with respect to manufacturing, testing and quality control activities. Furthermore, we or our third party manufacturers or our collaborators must pass a pre-approval inspection of our manufacturing facilities by the FDA before obtaining marketing approval.

    Failure to comply with the FDA or other relevant regulatory requirements may subject us to administrative or legally imposed restrictions. These include: warning letters, civil penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending New Drug Applications, called NDAs, or supplements to approved NDAs.

IF WE ARE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    Our success depends in large part on our ability to obtain patents, maintain trade secrets and operate without infringing the rights of others, both in the United States and in other countries.

    Patents may not issue from any of our pending or future applications. Patent applications in the United States are maintained in secrecy until the patent issues. As a result, we cannot be certain that others have not filed patent applications for technology covered by our pending patent applications or that we were the first to invent the technology. In addition, an issued patent may be challenged, invalidated or maneuvered around or it may otherwise not be sufficient to protect our technology. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. As a result, it is difficult to predict the broadness of claims allowed in biotechnology and pharmaceutical patents or their enforceability.

    Our commercial success also depends, in part, on not infringing patents issued to others and not breaching the technology licenses upon which any of our potential products are based. Competitors may have filed applications for, or may have received patents and may obtain additional patents and rights relating to, genes, products or processes that block or compete with ours. A number of third parties have filed patent applications or received patents in the areas of our programs. Some of these applications or patents may limit or hinder our patent applications, or conflict in certain ways with claims made under our issued patents. Furthermore, in the past we have been, and we may from time to time in the future be, notified of claims that we are infringing patents or other intellectual property rights owned by third parties.

    We may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office. These proceedings determine the priority of invention and the right to a patent for the technology in the U.S. In addition, lawsuits may be necessary to enforce any patents issued to us or to determine the scope and validity of the rights of third parties. Lawsuits and interference proceedings, even if they are successful, are expensive to pursue, and we could use a substantial amount of our limited financial resources in either case. An adverse outcome could subject us to significant liabilities to third parties and require us to license disputed rights from third parties or to cease using such technology.

    It is also unclear whether our trade secrets will provide useful protection. We protect our own technology and processes, in part, by confidentiality agreements with our employees, consultants and certain contractors. However, these agreements may be disregarded or breached, and we may not have adequate remedies for any breach. In addition, it is possible that our trade secrets will otherwise become known or be independently discovered by competitors.

    Disputes may arise in the future with regards to the ownership of rights to any technology developed with collaborators. These and other possible disagreements with collaborators could lead to delays in the achievement of milestones or receipt of royalty payments or in research, development and commercialization of our pharmaceuticals. In addition, these disputes could require or result in lawsuits or arbitration. Lawsuits and arbitration are time-consuming and expensive. Even if we win, the cost of these proceedings could adversely affect our business, financial condition and results of operations. Furthermore, these proceedings could adversely affect our stock price or our business reputation and may make the process of entering into additional collaborative relationships more difficult.

BECAUSE WE DO NOT HAVE MANUFACTURING FACILITIES FOR OUR PROPOSED DRUG PRODUCTS OR COMMERCIAL MANUFACTURING EXPERIENCE, WE COULD EXPERIENCE MANUFACTURING DELAYS OR PROBLEMS THAT HURT OUR PRODUCT SALES.

    We have no manufacturing facilities for our proposed drug products, and our potential products have never been commercially manufactured. We must currently rely on our collaborators, such as Bayer, Merck, and Aventis, to manufacture products created by our collaborations. We believe that our collaborators or contract manufacturers or we will be able to manufacture our compounds at a cost and in quantities necessary to make them commercially acceptable. However, we cannot be certain that this will be the case. If we or our collaborators or third party manufacturers are unable to manufacture or contract with others for a sufficient supply of our compounds on acceptable terms, we may have to delay any of the following:

    -  our preclinical and clinical testing schedule;

    -  our submission of products for regulatory approval; or

    -  the market introduction and subsequent sales of products.

    Any of these delays would adversely affect our financial condition and results of operations.

    In addition to us, our collaborators and contract manufacturers must adhere to current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, FDA approval of our products will not be granted or will be delayed.

    With respect to our subsidiary, Axys Advanced Technologies, we are developing new manufacturing processes to meet the expanding demand for our combinatorial chemistry libraries. We have never had to manufacture the quantities of libraries we are committed to delivering during this year. We have experienced problems in manufacturing in the past that have delayed shipments of libraries and we may experience manufacturing problems in the future as we expand our manufacturing capabilities. Problems in manufacturing could delay shipments of combinatorial chemistry compounds and this would have a material adverse effect on our financial condition and results of operations.

IF WE ARE UNABLE TO ESTABLISH MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO ARRANGEMENTS WITH THIRD PARTIES, OUR ABILITY TO GENERATE REVENUES WILL BE HARMED.

    We currently have no sales, marketing or distribution capability. We will rely on our collaborative relationships, such as those with Bayer, Merck and Aventis, to market some of our future drug products. In addition, we may enter into future collaborations in which we rely on our collaborator to market our drug products. Revenues received under existing and future collaborations will depend on the success of our collaborator in marketing our drugs. We cannot be certain that collaborators will devote sufficient resources to the marketing and sale of our drugs or that the efforts of our collaborators will be successful.

    We may also decide to market certain of our future pharmaceuticals by ourselves. To market any pharmaceuticals ourselves, we must develop a marketing and sales force with technical expertise and the necessary supporting distribution capability. If we are unable to develop a marketing and sales force, we may be unable to effectively sell any of our pharmaceuticals. We do not know whether we will desire to or be able to establish our own sales and distribution capabilities or whether we will be able to enter into the necessary supporting relationships with third parties.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR DRUGS, THERE MAY BE NO COMMERCIALLY VIABLE MARKET FOR OUR PRODUCTS.

    The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of outside parties, such as government health administrators, private health insurance companies and HMOs seeking to contain or reduce the cost of health care. In some foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to adopt similar governmental control. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on price of prescription drugs. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We cannot be certain that third parties will pay for the costs of our drugs. Even if we obtain third party reimbursement, we cannot be certain that reimbursement rates will allow us to profit from the sale of our drugs.

    In addition, the announcement of cost containment proposals or efforts could adversely affect our ability to raise capital and our stock price. In addition, if these proposals or efforts adversely affect other pharmaceutical companies that are prospective collaborators with Axys, our ability to establish or maintain strategic alliances may be adversely affected.

IF PHYSICIANS, INSURERS AND PATIENTS DO NOT ACCEPT OUR PRODUCTS, WE MAY NOT ACHIEVE SUFFICIENT REVENUE FROM SALE OF THOSE PRODUCTS.

    Even if our pharmaceuticals are approved for sale, we are not certain that physicians, health insurance companies or patients will accept them. If the medical community and patients do not accept our products, sales of these products will be adversely affected. The degree of market acceptance will depend upon a number of factors, including obtaining regulatory approvals, demonstrating proof in the medical community of the clinical effectiveness and safety of our product candidates and their potential advantages over existing treatment methods and reimbursement policies of government and third-party payors.

IF WE FAIL TO COMPETE SUCCESSFULLY, OUR REVENUES AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

    This is a highly competitive business and many of our competitors have substantially greater resources than we have. In addition, some of these companies have considerably more experience in preclinical testing, clinical trials and other regulatory approval procedures than we have.

    Our competitors (including our collaborators) may develop, manufacture and market products that are more effective or less expensive than ours. They may also receive regulatory approval for their drugs faster than we can obtain them, or may commercialize their drugs more quickly than we can. Many of our competitors have greater financial and management resources than we do, and many of them have significantly more experience in bringing drugs to market. If our competitors successfully commercialize drugs to treat the indications that we are working on before we do, or if their products are less expensive or more effective than ours, demand for our drugs may suffer and our revenues may be reduced.

    Additionally, certain colleges and universities, governmental agencies and other research organizations are conducting research in the same areas in which we are working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. These institutions also may market competitive commercial products on their own or through joint ventures. Currently, they compete with us in recruiting highly qualified scientific personnel.

IF WE FAIL TO RECRUIT AND RETAIN PROFESSIONAL STAFF, OUR PRODUCT DEVELOPMENT PROGRAMS WILL BE DELAYED.

    We are highly dependent on the senior members of our scientific and management staff. Retaining and attracting qualified personnel, consultants and advisors is critical to our success. If we fail to recruit and retain qualified personnel, our product development efforts will be delayed. We face intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. We are currently seeking to hire additional qualified scientific personnel to perform research and development. In addition, we expect that we will need to add management personnel and develop additional expertise by existing management personnel in order to expand product development and clinical testing. We cannot be certain that we will be able to attract and retain such individuals on acceptable terms or at all.

    In addition, our academic collaborators are not our employees. As a result, we have limited control over their activities and can expect that only limited amounts of their time will be dedicated to our activities. These academic collaborators may also have relationships with other commercial entities, some of whom may compete with Axys.

OUR STOCK MAY BE VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

    Stock prices and trading volumes for biotechnology companies often fluctuate widely for reasons which may be unrelated to their businesses. Our stock price could decline as a result of many factors, including:

- announcements of technological innovations or new products by Axys or other companies;

-   developments or disputes concerning patents or other rights;

- publicity regarding actual or potential medical results from products under development by Axys or other companies;

-   regulatory developments in both the United States and foreign countries;

-   public concern regarding the safety of biopharmaceutical products;

- any shortfall in our revenues or net income from that expected by securities analysts;

- changes in analyst's estimates of our financial performance, the financial performance or our competitors or the financial performance of biotechnology companies in general;

-   sales of large blocks of our common stock; or

- conditions in the financial markets or economy in general or the biotechnology industry in particular.

    In the past, following large price declines in the public market price of a company's securities, securities litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management's attention and resources. Any adverse determination in litigation could subject us to substantial liabilities.

IF PRODUCT LIABILITY CLAIMS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES.

    We may be exposed to liability claims resulting from the use of our products in clinical trials, or the manufacturing, marketing and sale of any approved products. These claims may be made directly by consumers, pharmaceutical companies or others. We maintain product liability insurance coverage for claims arising from the use of our products which are still in the developmental phase. However, this insurance coverage is becoming increasingly expensive. We and our collaborative partners may not be able to obtain and maintain commercially reasonable product liability insurance. Furthermore, even if we maintain insurance, the amount may not be enough to protect us against losses due to a lawsuit. A successful product liability claim against Axys or series of claims in excess of our insurance could adversely affect our results of operations and our need for additional financing.

ANTI-TAKEOVER PROVISIONS UNDER DELAWARE LAW AND IN OUR CHARTER DOCUMENTS AND OUR STOCKHOLDER RIGHTS PLAN COULD MAKE AN ACQUISITION OF AXYS MORE DIFFICULT.

    In 1998, we adopted a stockholder rights plan, which may have the effect of delaying or preventing an unsolicited takeover of the company. Our certificate of incorporation and bylaws state that any action taken by stockholders must be conducted at an annual or special meeting of stockholders and may not be conducted by written consent. Only the board of directors, the Chairman of the Board or the President may call special meetings of the stockholders. In addition, our board of directors has the authority to issue additional shares of preferred stock and to determine the rights of those shares without any further action by the stockholders. Those rights could be senior to those of the common stockholders. The issuance of preferred stock may make it more difficult for a third party to acquire Axys. These and other charter provisions may discourage certain types of transactions involving an actual or potential change in control of Axys. In fact, these provisions may discourage transactions in which the stockholders might otherwise receive a premium for their shares over then current prices, and may limit the stockholders' ability to approve transactions that they think are in their best interests.

    Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other things, the board approves the transaction. Also, under Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and industry and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements.

    In some cases, you can identify forward-looking statements by words such as "believe", "anticipate", "expect", "intend", "plan", "will", "may", "should", "estimate", "predict", "potential", "continue", or the negative of such terms or other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and the documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements.

    The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not intend to update publicly any of the forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                       WHERE YOU CAN FIND MORE INFORMATION
                          ABOUT AXYS AND THIS OFFERING

    We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934:

    1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 7, 2000;

    2. Our Current Report of Form 8-K filed with the Commission on February 22, 2000;

    3. Our Definitive Proxy Statement filed with the Commission on April 26, 2000 in connection with our 2000 Annual Meeting of Stockholders;

    4. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                           Axys Pharmaceuticals, Inc.
                          Attention: Investor Relations
                                 180 Kimball Way
                          South San Francisco, CA 94080
                                 (650) 829-1000

                                 USE OF PROCEEDS

    We cannot guarantee that we will receive any proceeds in connection with this offering.

    We intend to use the net proceeds of this offering, if any, together with other available funds, for operating costs, capital expenditures and working capital needs and other general corporate purposes. We have not identified precisely the amounts we plan to spend on each of these areas or the timing of such expenditures. Proceeds of this offering may also be used to acquire companies or products that complement our business, although we are not planning or negotiating any such transactions as of the date of this prospectus. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering and progress with our research and development programs. In addition, expenditures will also depend upon the establishment of collaborative arrangements with other companies, the availability of other financing and other factors.

    We anticipate that we will be required to raise substantial additional capital to continue to fund our research and the development of our product candidates. Additional capital may be raised through additional public or private financing, as well as collaborative relationships, borrowings and other available sources.

                              PLAN OF DISTRIBUTION

    We may offer the shares of common stock:

        -   directly to purchasers;

        -   to or through underwriters;

        -   through dealers, agents or institutional investors; or

        -   through a combination of such methods.

    Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

        - the identity of any underwriters, dealers, agents or investors who purchase the securities;

        - the material terms of the distribution, including the amount sold and the consideration paid;

        - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

        - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

        - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities.

                                  LEGAL MATTERS

    The legality of the shares of common stock offered hereby is being passed upon by Cooley Godward LLP, Palo Alto, California. Cooley Godward LLP and attorneys in the firm own an aggregate of 5,000 shares of the Axys' common stock. Alan C. Mendelson, a partner at Cooley Godward LLP, is a director of Axys and also owns 18,329 shares of Axys' common stock and has options to purchase an additional 35,000 shares of Axys' common stock.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not reply on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus supplement is current as of July 21, 2000.


                                TABLE OF CONTENTS
                            ------------------------

                              PROSPECTUS SUPPLEMENT



                                                                                  Page
                                                                                  ----
About This Prospectus Supplement...................................................S-ii
Incorporation by Reference.........................................................S-ii
Summary............................................................................S-1
The Offering ......................................................................S-3
Risk Factors.......................................................................S-4
Use of Proceeds....................................................................S-6
Price Range of Our Common Stock....................................................S-6
Capitalization.....................................................................S-7
Dilution...........................................................................S-8
Selected Historical Financial Information..........................................S-8
Description of Capital Stock.......................................................S-9
Certain United States Federal
    Tax Considerations.............................................................S-12
Plan of Distribution...............................................................S-15
Legal Matters......................................................................S-17
Experts............................................................................S-17

                                           PROSPECTUS

About Axys.........................................................................4
The Offering.......................................................................4
Risk Factors.......................................................................5
Forward-Looking Statements.........................................................11
Where You Can Find More Information About Axys and This Offering...................12
Use of Proceeds....................................................................13
Plan of Distribution...............................................................13
Legal Matters......................................................................14
Experts............................................................................14



                                1,639,344 Shares

                           Axys Pharmaceuticals, Inc.
                                  Common Stock





                            _________________________

                              PROSPECTUS SUPPLEMENT
                            _________________________



                                  July 21, 2000




================================================================================